Exhibit 99.1

For Immediate Release

Teladoc Appoints Former Pandora CEO Brian McAndrews to Board of Directors

PURCHASE, NY, SEPTEMBER 18, 2017 -- Teladoc, Inc. (NYSE: TDOC), the world’s largest and most trusted telehealth provider, announced today that former Pandora CEO and experienced digital media executive Brian McAndrews has been appointed to its board of directors, effective today, and will serve on the board’s audit and compensation committees.

"Brian’s depth of experience as an executive leader and board member of prominent technology and digital media companies complements the diverse leadership of the Teladoc Board," said Jason Gorevic, president and CEO of Teladoc. "As we expand our use of data and analytics along with AI to help generate the best outcomes, Brian’s knowledge in this area will not only help us achieve technological milestones, but also to communicate that value to our members across the globe."

McAndrews currently sits on the board of Amplero, a recognized leader in leveraging artificial intelligence marketing to maximize customer lifetime value and loyalty, and is the former CEO, president, and chairman of Pandora Media, the internet radio company known for applying machine learning to song selection. During his more than 25 years in the technology and digital media markets, he also served as president and CEO of aQuantive, Inc., a top ten global digital marketing services and AdTech company that was an innovator in ad targeting and personalization, and was acquired by Microsoft.

"With the impressive trajectory of Teladoc, and the combination of technology and global reach of the company following the Best Doctors acquisition, I’m eager to be joining the board and using my past experiences to help propel the company further forward," said McAndrews. “There is a tremendous opportunity to leverage AI and analytics for enhanced communication with and to bring to bear better healthcare outcomes for current and prospective Teladoc members alike.”

In addition to his experience in technology and AI, McAndrews has also spent a significant portion of his career driving growth and innovation for leading advertising and content companies. For nearly a decade he held positions of increasing responsibility at ABC, Inc., leaving as executive vice president and general manager of ABC Sports. He is on the board of The New York Times, chairing the Technology and Innovation Committee, and is chairman of the board of Grubhub. His consumer board experience includes working with Blue Nile, The Wine Group, and The United Way of King County.

For more information visit https://www.teladoc.com/.

About Teladoc, Inc.

Teladoc, Inc. (NYSE:TDOC) is the largest and most trusted telehealth provider in the world. Recognized by MIT Technology Review as one of the “50 Smartest Companies”, Teladoc is forging a new healthcare experience with an innovative portfolio of virtual care delivery solutions. Currently, Teladoc serves more than 10,000 clients – from payers to providers to employers – and more than 20 million members who connect within minutes to Teladoc’s network of more than 3,100 board-certified, state-licensed physicians and therapists, 24/7. Teladoc’s services and solutions marry a highly engaging consumer experience with the latest in data and analytics, and a highly flexible technology platform. Teladoc has delivered more than 2.5 million medical visits for general medical, dermatology, counseling, psychiatry, sexual health, and tobacco cessation. For additional information, please visit www.teladoc.com.

Contacts:
Westwicke Partners

Jordan E. Kohnstam

443-450-4189

Jordan.kohnstam@westwicke.com

Courtney McLeod

Director of Public Relations, Teladoc

914-265-6789

cmcleod@teladoc.com